Exhibit 10.4

August 1, 2022

Noah Hayes

[***]

Re: Offer of Employment from VIDA Global Inc.

Dear Noah,

On behalf of VIDA Global Inc. (the “Company”), I am pleased to offer you full-time employment in the position of CPO beginning on August 1, 2022, subject to the following terms and conditions.

Cash Compensation; Hours

As a full-time employee, you will earn a base salary at the monthly rate of $180,000.00 per Year.

Benefits

You will also be eligible to participate in any employee benefit plans that the Company may offer from time to time to similarly situated employees. The Company will reimburse you for reasonable pre-approved mileage, travel and entertainment expenses you may incur in connection with your employment.

“At Will” Employment

It is important for you to understand that your employment with the Company is “at will,” meaning it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that the Company’s personnel policies and procedures may be changed with or without notice at any time in the sole discretion of the Company. This “at-will” nature of your employment will remain unchanged during your tenure as an employee unless there is an express written agreement that is signed by you and by the Company’s Chief Executive Manager changing your at will status.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon your return of the enclosed copy of this letter, after being signed by you without modification, to Lyle Pratt, President of the Company, no later than August 12, 2022, after which time this offer will expire. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (ii) you have not and will not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

We look forward to your accepting this offer and a mutually rewarding relationship.

If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to Lyle Pratt no later than August 12, 2022. Please retain the original of this letter for your records. If you have any questions regarding this offer letter, please feel free to contact me at [***].

Sincerely,

VIDA Global Inc.

/s/ Lyle Pratt
Lyle Pratt, CEO

I accept the above offer.

Dated: August 1, 2022

/s/ Noah Hayes
Noah Hayes